Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Amedica Corporation

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of our report dated March 29, 2018, with respect to the audited consolidated financial statements of Amedica Corporation as of December 31, 2017, and for the year then ended, which contains an explanatory paragraph describing the conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the financial statements.

We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Tanner, LLC
Tanner, LLC
Salt Lake City, Utah
May 10, 2018